Exhibit 99.1

For Immediate Release

BE RESOURCES INC. - OVER-ALLOTMENT OPTION EXERCISED

TSXV SYMBOL: BER

November 13 , 2009 – Toronto, Ontario - BE Resources Inc. (the “Company”) is pleased to announce that Canaccord Capital Corporation has exercised its over-allotment option in full to purchase an additional 750,000 common shares of the Company at a price of Cdn$0.30 per share for additional gross proceeds of Cdn$225,000. Canaccord Capital Corporation acted as underwriter in connection with the initial public offering of the Company which closed on October 26, 2009.

The Company was incorporated under the laws of the State of Colorado primarily to evaluate the grade and tonnage of beryllium at its New Mexico Beryllium Project.

The offering was made by way of a prospectus filed in certain Canadian provinces and a registration statement filed with the SEC which has been declared effective by the SEC. A copy of the final prospectus filed in certain Canadian provinces may be obtained by either contacting the underwriter or by accessing the website maintained by the Canadian securities regulatory authorities, SEDAR, at www.sedar.com. A copy of the final prospectus contained in the US registration statement may be obtained by either contacting the Company or by accessing the SEC website, www.sec.gov. This press release shall not constitute an offer to sell or constitute a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. In the United States, please contact the Company at the address for the Company below. In Canada please contact Canaccord Capital Corporation at 161 Bay Street, Suite 3000, Toronto, Ontario (416) 819-7276.

For further information, please contact:
David Tognoni, President and Chief Executive Officer, BE Resources Inc.
P.O. Box 684
Elephant Butte, New Mexico 87935
(575) 744-4014

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.